Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Reports Fourth Quarter and Year-end 2012

Financial Results

CORAL GABLES, FL, April 2, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases and disorders, today reported financial results for the fourth quarter and year ended December 31, 2012.

Patrick J. McEnany, CEO of Catalyst, commented, “2012 was a very challenging and yet transformational year for our company. Clearly the Catalyst team was very disappointed with the results of our Phase IIb clinical trial for CPP-109 as a potential treatment for cocaine addiction. We had high expectations to be able to deliver the first effective drug therapy for this horrific, intractable disease. We want to thank all the patients, patients’ families, physicians, investigators and our partner, the National Institute on Drug Abuse, for their support and involvement in this project.”

Mr. McEnany continued, “On the bright side, during the fourth quarter of 2012 we completed a strategic alliance with BioMarin Pharmaceutical Inc., where we acquired the North American rights to Firdapse™, a late stage Phase III program to treat Lambert-Eaton Myasthenic Syndrome, (LEMS), a rare autoimmune, neuromuscular disease with the primary symptoms of progressive muscle weakness and fatigue. Also, as part of the transaction, BioMarin made a $5 million equity investment in Catalyst, resulting in a 16.6% stake in the Company. CPP-115 has successfully completed a Phase Ia, first-in-man study. The near-term advancement of CPP-115 for the Infantile Spasm indication will require a strategic partner or grant funding. We have recently augmented our management team in the areas of regulatory and clinical operations and expect to add a senior commercial operations person in the second quarter of this year. Finally, we ended 2012 with a healthy balance sheet and have sufficient cash and cash equivalents, certificates of deposits and short-term investments to fund our research and development activities for Firdapse™ and other operations through the first quarter of 2014.”

Financial Results

For the year ended December 31, 2012, Catalyst’s net loss was $4,076,386, or $0.14 per basic and diluted share, compared to a net loss of $6,391,062, or $0.29 per basic and diluted share, in the prior year. Research and development expenses for 2012 were $2,659,597, compared to $3,383,965 in 2011. General and administrative expenses for 2012 were $2,561,543, compared to $2,698,174 in 2011. Change in fair value of warrants liability, a non-cash item, resulted in a gain of $1,129,778 for 2012, as compared to a loss of $319,908 for 2011.

For the fourth quarter of 2012, Catalyst’s net loss was $76,585, or $0.00 per basic and diluted share, compared to a net loss of $2,351,934, or $0.10 per basic and diluted share, for the same period in 2011.

At December 31, 2012, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $15.4 million and no debt. Catalyst believes that its existing cash and investments will be sufficient to meet its projected operating requirements through the first quarter of 2014.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc., is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases and disorders, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette’s Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette’s Syndrome, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors including whether the Phase III trial will be successful, whether the Phase III trial will be completed on the expected timeline, whether any of the Company’s product candidates will ever be approved for commercialization, as well as those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
Revenues – government grant	$—	$—	$488,958
Operating costs and expenses:
Research and development	2,659,597	3,383,965	2,306,781
General and administrative	2,561,543	2,698,174	2,206,358

Total operating costs and expenses	5,221,140	6,082,139	4,513,139

Loss from operations	(5,221,140)	(6,082,139)	(4,024,181)
Interest income	14,976	10,985	17,858
Change in fair value of warrants liability	1,129,778	(319,908)	—

Loss before income taxes	(4,076,386)	(6,391,062)	(4,006,323)
Provision for income taxes	—	—	—

Net loss	$(4,076,386)	$(6,391,062)	$(4,006,323)

Net loss per share - basic and diluted	$(0.14)	$(0.29)	$(0.22)

Weighted average shares outstanding – basic and diluted	30,033,108	21,728,292	18,580,223

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,409,939	$6,029,067
Certificates of deposit	6,502,825	—
Short-term investments	7,504,444	—
Prepaid expenses	1,309,470	199,116

Total current assets	16,726,678	6,228,183

Property and equipment, net	53,679	12,186
Deposits	8,888	8,888

Total assets	$16,789,245	$6,249,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,365,663	$263,934
Accrued expenses and other liabilities	281,002	569,867

Total current liabilities	1,646,665	833,801
Accrued expenses and other liabilities, non-current	21,878	9,518
Warrants liability, at fair value	498,587	1,645,240

Total liabilities	2,167,130	2,488,559
Total stockholders’ equity	14,622,115	3,760,698

Total liabilities and stockholders’ equity	$16,789,245	$6,249,257